Exhibit 21.1

LIST OF SUBSIDIARIES OF QUALITY DISTRIBUTION, LLC

Name	State of Incorporation
American Transinurance Group, Inc.	Delaware

Boasso America Corporation	Louisiana

Chemical Leaman Corporation	Florida

QC Energy Resources, Inc.	Delaware

Levy Transport Ltd. / Levy Transport, LTEE	Canada

Mexico Investments, Inc.	Florida

MTL De Mexico S.A. de c.v.	Mexico

Power Purchasing, Inc.	Delaware

QC Energy Resources, LLC	Delaware

QC Dry Bulk, LLC	Delaware

QD Capital Corporation	Delaware

QD Risk Services, Inc.	Florida

Quala Systems, Inc.	Delaware

Quality Carriers, Inc.	Illinois